EXHIBIT 10.38
                                                                -------------

                              Cooperation Agreement



           entered into as of January 12, 1998 (the "EFFECTIVE DATE" )


                                     between

                                 Grunenthal GmbH
                                  Zieglerstr. 6
                                  52078 Aachen
                           Federal Republic of Germany

                          - hereinafter "GRUNENTHAL" -


                                       and


                       Synaptic Pharmaceutical Corporation
                                215 College Road
                             Paramus, NJ 07652-1431
                                      U S A

                           - hereinafter "SYNAPTIC" -


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                                Table of Contents



                                                                            Page
Article 1   Definitions                                                       3
Article 2   Cooperation, Implementation of Projects                           7
Article 3   Management and Planning Projects;                                14
               Reports and Exchange of Information
Article 4   Early Stage of Projects                                          20
Article 5   Advanced Development Stage of Projects                           24
Article 6   Post-Advanced Development Stage Production and Marketing         28
Article 7   Patent Protection                                                29
Article 8   License Grants; Restrictions on Use of Technology
               and Patent Rights                                             31
Article 9   Reimbursement or Other Payments of Costs                         32
Article 10  Records and Reports, Inspection                                  33
Article 11  Confidentiality                                                  34
Article 12  Termination of Projects                                          35
Article 13  Term and Termination of Agreement                                36
Article 14  Effect of Termination or Expiration of Agreement                 37
Article 15  Governing Law and Arbitration                                    39
Article 16  Concluding Provisions                                            39





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                                   Witnesseth


         WHEREAS, SYNAPTIC and GRUNENTHAL are each actively conducting research directed at discovering and developing a variety of therapeutic compounds;

         WHEREAS, SYNAPTIC has expertise in the discovery and cloning of receptor genes, the development of binding and functional assays that employ cloned receptors for use in drug discovery programs, and the design and discovery of compounds that act at the receptors of interest;

         WHEREAS, SYNAPTIC has utilized its expertise to discover and clone genes that code for receptors that have been implicated in pain, to develop binding and functional assays that employ such receptors and to design and discover compounds that are selective for such receptors;

         WHEREAS, GRUNENTHAL has compounds that it would like to screen at certain receptors cloned by SYNAPTIC, and has expertise in optimizing candidate compounds and in evaluating them in pharmacological models, including in vivo pain model systems;

         WHEREAS, SYNAPTIC has compounds that it would like to have evaluated in certain of GRUNENTHAL's pharmacological models, including in vivo pain model systems, and has expertise in optimizing candidate compounds;

         WHEREAS, GRUNENTHAL has expertise in preclinical and clinical testing of candidate compounds, getting regulatory approval and in commercializing pharmaceutical products;

         WHEREAS, SYNAPTIC and GRUNENTHAL have expressed a mutual interest in utilizing their skills and resources in a collaborative effort to discover and develop agonists and antagonists of mutually agreed upon receptors for alleviating pain; and

         WHEREAS, SYNAPTIC and GRUNENTHAL may in the future determine to expand their collaborative effort to discover and develop compounds that act at molecular targets in addition to receptors.

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties agree as follows:


                                    Article 1
                                   Definitions

1.1 ADVANCED DEVELOPMENT STAGE shall mean, with respect to each party and each CANDIDATE resulting from a PROJECT, the stage of development which (i) begins with the determination by the STEERING COMMITTEE to commence PHASE III TRIALS involving such CANDIDATE (it being understood that such determination


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          shall be made following  completion
          of phase IIa clinical trials) and (ii) ends on the earlier of the date of the termination by the applicable party of the development activities with respect to such CANDIDATE or the receipt by such applicable party of final approval from at least one regulatory authority that allows marketing of such CANDIDATE to begin.

1.2      ALPHA-2 PROJECT shall have the meaning set forth in Section 2.2.4.

1.3 AVAILABLE TARGETS shall mean TARGETS, including the TARGETS identified in Schedule I, which fall into one of the categories set forth in
         Section 2.2.1 as determined by the STEERING COMMITTEE. Notwithstanding anything contained in here to the contrary, a TARGET shall cease to be an AVAILABLE TARGET at such time as it becomes an EXCLUDED TARGET.

1.4 BACKGROUND TECHNOLOGY shall mean, with respect to either party and any AVAILABLE TARGET which is the focus of a PROJECT, all know-how, trade secrets, assays, inventions, experimental data, experimental procedures, technology, biological, compounds and other materials and other proprietary information which were discovered or developed by such party, which relate to such TARGET and which existed prior to the initiation of a PROJECT relating to such TARGET. In addition, BACKGROUND TECHNOLOGY shall mean and include, with respect to GRUNENTHAL and any other AVAILABLE TARGET, all know-how, trade secrets, assays, inventions, experimental data, experimental procedures, technology, biological compounds and other materials and other proprietary information, which were discovered or developed by GRUNENTHAL which relate to such TARGET and which existed prior to the initiation of a PROJECT relating to such TARGET if such PROJECT is initiated or at any time during the term of this Agreement if such PROJECT is not initiated.

1.5      BUDGET shall have the meaning set forth in Section 3.1.3(d).

1.6 CANDIDATE shall mean a COMPOUND which is a LEAD for which the decision to start a Good Laboratory Practices four-week toxicology studies has been made by the STEERING COMMITTEE during a PROJECT. Such decision will be made at such time as the STEERING COMMITTEE determines that a LEAD satisfies the criteria established by the STEERING COMMITTEE regarding the desired pharmacological profile, stability, pharmacokinetic profile, bioavailability, synthesis and safety profile (safety pharmacology, toxicology, side-effect profile) and lack of any blocking third party patent.

1.7 COMMON STUDIES shall have the meaning set forth in Section 3.1.3(a) and may be conducted worldwide by each party, or its subsidiaries.

1.8 COMPOUND shall mean a chemical substance with a purity of 90% or more where the structure is characterized by standard analytical methods (e.g., NMR, MS, IR, etc.).

1.9 EARLY DEVELOPMENT STAGE shall mean, with respect to any CANDIDATE resulting from a PROJECT, the stage which (i) begins with the determination of the

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         STEERING  COMMITTEE to commence  Good  Laboratory
         Practices four-week toxicology studies involving the CANDIDATE and (ii) ends on the earlier of the date of the termination by the STEERING COMMITTEE of the development activities with respect to such CANDIDATE or the determination by the STEERING COMMITTEE to commence PHASE III TRIALS involving such CANDIDATE (it being understood that any such determination shall be made following completion of phase IIa clinical trials).

1.10     EMEA shall mean the European Medicines Evaluation Agency.

1.11 EMEA STUDIES shall have the meaning set forth in Section 3.1.3(a) and shall be conducted in the GRUNENTHAL TERRITORY.

1.12 EVALUATION  COMMITTEE  shall mean the committee  formed pursuant to Section
3.3.

1.13 EXCLUDED TARGET shall mean (i) any alpha 1 adrenergic receptor, galanin receptor, neuropeptide Y receptor (other than the Y2 and Y4 receptors) or serotonin receptor (other than the 5HT-4 receptor), (ii) any TARGET which was an AVAILABLE TARGET and became an EXCLUDED TARGET pursuant to
         Section 2.2.7 or pursuant to a decision by the STEERING COMMITTEE prior to the expiration of the applicable period set forth in Section 2.2.1 and (iii) any AVAILABLE TARGET which was at one time but is no longer the focus of a PROJECT and/or is no longer the focus of ongoing drug development activities of GRUNENTHAL pursuant to this Agreement.

1.14 EXISTING COLLABORATIVE PARTNERS shall mean Eli Lilly and Company, Merck & Co., Inc., Novartis Pharma A.G., and the Warner-Lambert Company.

1.15     FDA shall mean the United States Food and Drug Administration.

1.16 FDA STUDIES shall have the meaning set forth in Section 3.1.3(a) and shall be conducted in the SYNAPTIC TERRITORY.

1.17 GRUNENTHAL TERRITORY shall mean Europe (including CIS and Turkey), and all countries of Central America and South America including the Caribbean but excluding any country or island within SYNAPTIC TERRITORY.

1.18 HIT shall mean a COMPOUND which exhibits affinity for a and functional activity at a TARGET and which is approved for testing in in vivo models by the RESEARCH COMMITTEE.

1.19 LEAD shall mean a COMPOUND which (i) is or is derived from a HIT, (ii) belongs to a patentable class of chemical entities and/or is patentable with regard to its preparation procedure and (iii) in experimental animal models has an in vivo therapeutic profile that satisfies criteria set by the STEERING COMMITTEE.

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1.20     NET SALES shall mean,  with  respect to any  PRODUCT,  the gross amount invoiced to non-affiliated customers for sales of such PRODUCT in each calendar year, after deduction for the following items, each of which shall be determined in accordance with the normal accounting practices of the party selling the PRODUCT:

         (i) trade, quantity and cash discounts or rebates actually allowed to such customers;

         (ii)     credits,  rebates,  charge-back  rebates,   reimbursements  or
                  similar payments actually granted or given to such customers for PRODUCTS previously sold;

         (iii) any tax, tariff, duty or other governmental charge (other than income or similar tax) levied on the sale, transportation or delivery of such PRODUCT and borne by the seller thereof;

         (iv) any charge for freight or insurance actually borne by the customer; and

         (v)      allowances for bad debt expense.

1.21 OTHER TERRITORIES shall mean all countries in the world other than those included in the SYNAPTIC TERRITORY or the GRUNENTHAL TERRITORY.

1.22 PAIN shall mean acute or chronic, weak, moderate to severe or severe pain (i) generated by central and/or peripheral mediators, whose action is blocked by analgesic and/or antiphlogistic agents or (ii) is associated with migraine headache.

1.23 PATENT RIGHTS shall mean patent applications and patents to which either SYNAPTIC or GRUNENTHAL have rights. Claims included in PATENT RIGHTS which are not covered by this Agreement are excluded.

1.24 PHASE III TRIALS shall mean trials that fulfill at least the following criteria: pivotal, confirmatory, controlled trials satisfying FDA and/or EMEA guidelines.

1.25 PRODUCT shall mean any human pharmaceutical product for alleviating PAIN which includes as an active ingredient a CANDIDATE.

1.26     PROJECT shall have the meaning set forth in Section 2.2..

1.27 PROJECT TECHNOLOGY shall mean, with respect to any PROJECT, all know-how, trade secrets, assays, inventions, experimental data, experimental procedures, technology, biological, chemical and other materials and other proprietary information which relate to therapeutic uses of COMPOUNDS the mechanism of action of which involves the TARGET(S) of the PROJECT and which are discovered or developed during the PROJECT TERM of the PROJECT or during the period following the PROJECT TERM in which development or marketing activities with respect to a CANDIDATE resulting from or relating to such PROJECT are being conducted.

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1.28     PROJECT TERM shall mean, with respect to any PROJECT, the period during which such PROJECT is conducted pursuant to this Agreement.

1.29 RESEARCH COMMITTEE shall mean each of the joint research committee(s) formed pursuant to Section 3.2.1.

1.30 RESEARCH STAGE shall mean, with respect to any PROJECT, the stage of the PROJECT during which the parties seek CANDIDATES for the TARGET(S) of the PROJECT.

1.31 STEERING COMMITTEE shall mean the joint steering committee formed pursuant to Section 3.1.1.

1.32 SYNAPTIC TERRITORY shall mean the United States of America and its territories, Canada and its territories and Mexico.

1.33 TARGET shall mean a gene product (e.g., receptor, transporter, enzyme, transcription factor, etc.).

1.34 TERRITORIES shall mean (i) with respect to SYNAPTIC, the SYNAPTIC TERRITORY and the OTHER TERRITORIES, (ii) with respect to GRUNENTHAL, the GRUNENTHAL TERRITORY and the OTHER TERRITORIES, and (iii) with respect to both parties, the SYNAPTIC TERRITORY, the GRUNENTHAL TERRITORY and the OTHER TERRITORIES.

         The plural includes the singular and vice versa when the context so admits.


                                    Article 2
                     Cooperation, Implementation of Projects

2.1      Field. During the term of this Agreement, the parties shall engage in a
         cooperation   focused  on  the   identification   and   development  of
         pharmaceutical products for the alleviation of PAIN in humans.

2.2      Implementation.

         2.2.1 Categorization and Reservation of Targets. Any TARGET identified by SYNAPTIC which falls into any of the following categories as determined by the STEERING COMMITTEE, including each of the TARGETS set forth in Schedule I attached hereto, shall automatically be an AVAILABLE TARGET and shall be exclusively reserved for this cooperation with respect to the identification and development of COMPOUNDS for the alleviation of PAIN for a period according to its category as set forth below:

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                  i) Category I:
                  Any TARGET with in-vivo evidence for mediation of PAIN, with COMPOUNDS available that have a minimum affinity for such TARGET as defined by the STEERING COMMITTEE. These TARGETS shall be AVAILABLE TARGETS for a period of one year after their identification by the STEERING COMMITTEE as Category I TARGETS, unless subsequently recategorized by the STEERING COMMITTEE, or determined by the STEERING COMMITTEE to be EXCLUDED TARGETS.

                  ii) Category II:
                  Any TARGET with in-vitro and/or theoretical evidence for mediation of PAIN, with COMPOUNDS available that have a minimum affinity for such TARGET as defined by the STEERING COMMITTEE. These TARGETS shall be AVAILABLE TARGETS for a period of three years after their identification by the STEERING COMMITTEE as Category II TARGETS, unless subsequently recategorized by the STEERING COMMITTEE, or determined by the STEERING COMMITTEE to be EXCLUDED TARGETS.

                  iii) Category III:
                  Any speculative TARGETS identified within tissue (meaning tissue as listed in Schedule II) known to be involved in the transmission or inhibition of PAIN, with COMPOUNDS available that have a minimum affinity for such TARGET as defined by the STEERING COMMITTEE. These TARGETS shall be AVAILABLE TARGETS for a period of five years after their identification by the STEERING COMMITTEE as Category III TARGETS, unless subsequently recategorized by the STEERING COMMITTEE, or determined by the STEERING COMMITTEE to be EXCLUDED TARGETS.

                  iv) Category IV:
                  Any speculative TARGET identified within tissue (meaning tissue as listed in Schedule II) known to be involved in the transmission or inhibition of PAIN, with no COMPOUNDS available. These TARGETS shall be AVAILABLE TARGETS for the term of this Agreement, unless subsequently recategorized by the STEERING COMMITTEE, or determined by the STEERING COMMITTEE to be EXCLUDED TARGETS.

                  Any AVAILABLE TARGET may be switched by determination of the STEERING COMMITTEE from one category to another and accordingly be an AVAILABLE TARGET for a different period of time.

                  In addition, an AVAILABLE TARGET may by determination of the STEERING COMMITTEE become an EXCLUDED TARGET prior to the expiration of the period of time applicable to the category in which such TARGET falls.

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                  Notwithstanding  anything  in the  contrary  set  forth in the first paragraph of this Section 2.2.1, if, within 90 days following the date that GRUNENTHAL is first notified in writing of the identification by SYNAPTIC of a new TARGET, GRUNENTHAL provides written notice to SYNAPTIC that it is rejecting such TARGET as an AVAILABLE TARGET, then such TARGET shall not become an AVAILABLE TARGET and thereafter neither party shall have any obligation to the other party with respect to such TARGET.

     2.2.2 Evaluation of Available Targets. The EVALUATION COMMITTEE shall, on a regular basis, review the list of the AVAILABLE TARGETS, as well as the data relating to such TARGETS that are available at the time, and formulate for consideration by the STEERING COMMITTEE recommendations regarding the initiation of new PROJECTS and the appropriate prioritization of AVAILABLE TARGETS based upon their perceived value as potential targets of pharmaceutical products for the alleviation of PAIN. In an effort to generate data regarding AVAILABLE TARGETS, each party shall be obliged to perform High Throughput Screening for a minimum number of AVAILABLE TARGETS per year as determined by the STEERING COMMITTEE. It shall be SYNAPTIC's responsibility to attempt to develop pharmacological tools or design leads for Category IV TARGETS. While GRUNENTHAL acknowledges and agrees that SYNAPTIC may seek the help of a third party in developing the pharmacological tools and design leads contemplated by the preceding sentence, SYNAPTIC acknowledges and agrees that GRUNENTHAL shall have no obligation, financial or otherwise, with respect thereto.

    2.2.3         Initiation  of  Projects.   In   furtherance   of  the
                  cooperation, during the term of this Agreement, the STEERING COMMITTEE shall, on a quarterly basis, consider the recommendations of the EVALUATION COMMITTEE and determine whether to initiate new joint research and development projects with one or more AVAILABLE TARGETS as their focus. The purpose of any such project will be to identify and develop jointly, up to the commencement of PHASE III TRIALS, CANDIDATES that (i) alleviate PAIN in humans and (ii) have primary mechanism of action involving the TARGET(S). For convenience of reference, each research and development project initiated as contemplated by this Section 2.2 is referred to herein as a "PROJECT". It is contemplated by the parties that at any point in time they may be conducting several PROJECTS pursuant to this Agreement.

                  The parties agree that all TARGETS  and  COMPOUNDS  listed  in
                  Schedule I and Schedule III shall be provided exclusively from SYNAPTIC to GRUNENTHAL under the terms of this Agreement, subject to any limitations imposed or contemplated by this Agreement, including, without limitation, such limitations imposed or contemplated by Section 2.2.1, 2.4 and/or 8.1.1. GRUNENTHAL acknowledges and agrees that SYNAPTIC has agreements with its EXISTING COLLABORATIVE PARTNERS which relate to EXCLUDED TARGETS. The parties agree that EXCLUDED TARGETS

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                  as  defined  in Section  1.13 (i) are not part of this
                  Agreement but available to SYNAPTIC's EXISTING COLLABORATIVE PARTNERS.

                  SYNAPTIC warrants that nothing in the agreements with its EXISTING COLLABORATIVE PARTNERS contradicts to any provision of this Agreement, however, GRUNENTHAL acknowledges that pursuant to such agreements, SYNAPTIC is not granting, and will not in the future grant (unless in the future it is in a position to do so), GRUNENTHAL a license to use its technology to develop compounds that bind any TARGET with an affinity which is less than ten times greater than their affinity for any galanin receptor, any serotonin receptor (other than 5 HT-4 receptor), any alpha 1 adrenergic receptor or any neuropeptide Y receptor (other than the Y 2 or Y 4 receptor). The STEERING COMMITTEE, in initiation PROJECTS, in designating CANDIDATES and in fulfillment of its other responsibilities under this Agreement, shall act in a manner consistent with the foregoing.

     2.2.4 Initial Project. The parties have determined by mutual agreement that the alpha-2a, -2b and -2c adrenergic receptors are of particular interest to their cooperation and have, accordingly, selected such receptors as the TARGETS of their initial PROJECT. Such PROJECT (the,,ALPHA 2 PROJECT") shall be initiated beginning as of the EFFECTIVE DATE. Set forth on
                  Schedule III attached hereto is a list of SYNAPTIC COMPOUNDS and a list of GRUNENTHAL COMPOUNDS, in each case identified by code number which may be active at one or more of such receptors and which, as of the EFFECTIVE DATE, are, in the judgment of each party, available as pharmacological tools or design leads for use in the ALPHA-2 PROJECT. Also set forth in said Schedule III is a complete list of GRUNENTHAL's and SYNAPTIC's present PATENT RIGHTS, if any, concerning ALPHA 2 PROJECTS.

         2.2.5 Other Available Targets. Schedule I attached hereto sets forth a list of the AVAILABLE TARGETS, as of the EFFECTIVE DATE. As of the EFFECTIVE DATE such AVAILABLE TARGETS are not to SYNAPTIC's knowledge, covered by issued patents of third parties and as of such date could therefore be considered by the parties as the potential subjects of additional PROJECTS. At such time, if ever, as any such AVAILABLE TARGET becomes an EXCLUDED TARGET, Schedule I shall be deemed amended by deleting such TARGET therefrom.

                  In case a third party patent covering an AVAILABLE TARGET is issued to such third party by the patent office in the United States, The European Patent Office or the patent office in Japan, SYNAPTIC and GRUNENTHAL shall consult on the further proceedings with respect to such AVAILABLE TARGET.

     2.2.6 Other Potential Sources of Available Targets. The parties have discussed possible sources for AVAILABLE TARGETS that could provide the basis for additional PROJECTS, and agree that SYNAPTIC shall present new, if any,


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                  AVAILABLE  TARGETS to the
                  STEERING COMMITTEE for categorization every six month period following the EFFECTIVE DATE. Such AVAILABLE TARGETS may result from SYNAPTIC's molecular biology efforts. In addition, the parties, through their representatives on the STEERING COMMITTEE, may (a) identify AVAILABLE TARGETS which, based upon the scientific literature, are known to exist pharmacologically but have not yet been cloned or have been cloned by a third party but are not proprietary to a third party and (b) direct SYNAPTIC to attempt to clone such receptors. Finally, it is contemplated that such AVAILABLE TARGETS may result from certain genomics efforts on the part of SYNAPTIC focused on spinal and supraspinal tissues.

     2.2.7 Available Targets becoming Excluded Targets. In the event that during the periods set forth in Section 2.2.1 for each AVAILABLE TARGET the parties do not initiate a new PROJECT with such AVAILABLE TARGET as its focus, then SYNAPTIC shall be free to convert such AVAILABLE TARGET to an EXCLUDED TARGET by giving GRUNENTHAL written notice. Thereafter SYNAPTIC shall have the right to exploit such TARGET independently or with one or  more  third  parties  in  each  case  without  further liability or other obligation, financial or otherwise, to GRUNENTHAL, and GRUNENTHAL's right to exploit such TARGET using SYNAPTIC BACKGROUND TECHNOLOGY and PROJECT TECHNOLOGY shall immediately and indefinitely cease to exist and GRUNENTHAL's right to exploit such TARGET without the use of such SYNAPTIC BACKGROUND TECHNOLOGY and SYNAPTIC PROJECT TECHNOLOGY shall immediately cease to exist for a period of two years. 2.3 Structure. Each PROJECT shall include a RESEARCH STAGE and may include an EARLY DEVELOPMENT STAGE with respect to one or more CANDIDATES identified during the RESEARCH STAGE. Following the conclusion of the EARLY DEVELOPMENT STAGE with respect to a CANDIDATE, the parties, through the STEERING COMMITTEE, may determine to initiate an ADVANCED DEVELOPMENT STAGE with respect to the CANDIDATE. The rights and obligations of the parties during each of these stages, as well as their rights and obligations with respect to the production and marketing of each PRODUCT relating to or arising out of a PROJECT, are described herein.

2.4 No Independent Research or Research with Third Parties within Field. It is the intent of the parties that they be exclusive partners in the identification and/or development of COMPOUNDS for alleviating PAIN in humans to the extent that such COMPOUNDS act through one or more TARGETS that are the focus of one or more PROJECTS or subsequent drug development or marketing activities pursuant to this Agreement. Accordingly, without the approval of the other party, during the PROJECT TERM of any PROJECT and the period following the PROJECT TERM in which development or marketing activities with respect to a CANDIDATE resulting from or relating to such PROJECT are being conducted, neither party shall conduct, either independently or with a third party, any research directed toward the identification and/or development of COMPOUNDS for alleviating PAIN in humans to the extent that any of the TARGETS through which such COMPOUNDS act is (i) the same as a TARGET of such a PROJECT, (ii) the same as a TARGET through which the CANDIDATE acts, or (iii) is an AVAILABLE TARGET provided, however, that the foregoing prohibition shall not apply to the collaborative project being conducted by SYNAPTIC and The DuPont Merck Pharmaceutical Company pursuant to the Collaborative Research Agreement dated February 5, 1996; provided further, however, that the foregoing prohibition shall not apply to SYNAPTIC's research relating to the identification and development of pharmaceutical products that act at one or more of the EXCLUDED TARGETS.

2.5 In-Licensing Opportunities. If, during the PROJECT TERM of any PROJECT or during the period following the PROJECT TERM in which development or marketing activities with respect to a CANDIDATE resulting from or relating to such PROJECT are being conducted, either party shall become aware of any opportunity to in-license for potential development of a pharmaceutical product for alleviating PAIN in humans a compound the mechanism of action of which involves a TARGET of such PROJECT or any other AVAILABLE TARGET, such party shall inform the other party. Neither party may consummate an agreement with respect to such compound unless both parties agree on the terms under which the agreement will be consummated.

2.6 Disclosure of Background Technology and Project Technology; Use of Background Technology and Project Technology Outside Cooperation.

         2.6.1 Disclosure of Background Technology and Project Technology. If, during the PROJECT TERM of any PROJECT or during the period following the PROJECT TERM in which development or marketing activities with respect to a CANDIDATE resulting from or relating to such PROJECT are being conducted, either party should discover or develop BACKGROUND TECHNOLOGY or PROJECT TECHNOLOGY, such party shall disclose such BACKGROUND TECHNOLOGY or PROJECT TECHNOLOGY to the other party.

     2.6.2 Use of Grunenthal Background Technology and Grunenthal Project Technology Relating to Targets for which an Indication other than the Alleviation of Pain has been Identified. If GRUNENTHAL is the discovering or developing party referred to in Section 2.6.1 and such BACKGROUND TECHNOLOGY and/or PROJECT TECHNOLOGY was not previously known by SYNAPTIC and relates to the use of a TARGET for an indication other than the alleviation of PAIN (a,,new indication"), then, SYNAPTIC shall have exclusive rights to pursue the discovery independently or with a third party, and to seek and pursue patent protection thereon if GRUNENTHAL has not yet filed a patent application. In the event that SYNAPTIC independently commercializes a product based upon such discovery and which is covered by an issued PATENT RIGHT of GRUNENTHAL, it shall pay GRUNENTHAL a royalty of 3 % of the NET SALES of the product for the new indication in countries in which such issued GRUNENTHAL PATENT RIGHT exists. In the event that SYNAPTIC licenses such issued GRUNENTHAL PATENT RIGHT to a third party,

                  SYNAPTIC shall pay
                  GRUNENTHAL 33 % of any royalty which SYNAPTIC receives from the third party in respect of any such PATENT RIGHT in countries in which such GRUNENTHAL PATENT RIGHT exists. For COMPOUNDS provided by GRUNENTHAL Section 2.6.4 shall apply in lieu of this Section 2.6.2.

         2.6.3 Use of Grunenthal Background Technology and Project Technology Relating to Excluded Targets for Pain. If GRUNENTHAL is the discovering or developing party referred to in Section 2.6.1 and such BACKGROUND TECHNOLOGY or PROJECT TECHNOLOGY relates to the use for PAIN of a TARGET which thereafter became an EXCLUDED TARGET, then SYNAPTIC shall have exclusive rights to pursue the discovery independently or with a third party, and to pursue patent protection thereon, with no further obligation to GRUNENTHAL, financial or otherwise. For COMPOUNDS provided by GRUNENTHAL Section 2.6.4 shall apply in lieu of this Section 2.6.3.

     2.6.4 Use of Compounds Included in Grunenthal Background Technology or Grunenthal Project Technology. In connection with the exercise of its rights under Section 2.6.2 and/or Section
                  2.6.3 above, SYNPATIC shall be permitted to use COMPOUNDS included in GRUNENTHAL BACKGROUND TECHNOLOGY and/or GRUNENTHAL PROJECT TECHNOLOGY and to commercialize any products resulting therefrom, without compensation to GRUNENTHAL, financial or otherwise; provided, however, that if any such product incorporates the compound covered by an issued GRUNENTHAL PATENT RIGHT, SYNAPTIC shall pay GRUNENTHAL a royalty (a) 3 % of the NET SALES of such product in countries in which such issued GRUNENTHAL PATENT RIGHT exists if SYNAPTIC independently commercializes such product and (b) 33 % of any royalty which SYNAPTIC receives from a third party in respect of any such PATENT RIGHT if SYNAPTIC licenses the issued GRUNENTHAL PATENT RIGHT to a third party.

     2.6.5 Use of Synaptic Background Technology and Synaptic Project Technology Relating to Chemistry. GRUNENTHAL shall be permitted to use SYNAPTIC BACKGROUND TECHNOLOGY and SYNAPTIC PROJECT TECHNOLOGY relating to chemistry for the purpose of developing compounds useful for the alleviation of PAIN, the mechanism of action of which involves a TARGET which is neither an EXCLUDED TARGET nor an AVAILABLE TARGET. In the event that any product which incorporates any of such SYNAPTIC BACKGROUND TECHNOLOGY or SYNAPTIC PROJECT TECHNOLOGY, whether or not patented or patentable by SYNAPTIC, is proposed to be commercialized, GRUNENTHAL shall promptly inform SYNAPTIC and shall negotiate with SYNAPTIC in good faith appropriate compensation to be paid to SYNAPTIC in respect of such
                  TECHNOLOGY, based upon its relative contribution and importance to such product. In case the parties are not able to agree within 180 days on appropriate compensation SYNAPTIC shall be free to offer such rights on such products to third parties, and any right that GRUNENTHAL may have had under this
                  Section 2.6.5 and any right that GRUNENTHAL may have to market such product shall automatically be forfeited thereafter.

     2.6.6        Request for Access to Blocking  Technology  and Patent Rights.
                  Prior to entering into a collaboration with a third party to develop compounds which (a) have as their mechanism of action a TARGET that is the focus of a PROJECT and(b) are for an indication other than the alleviation of PAIN SYNAPTIC shall use all reasonable efforts to seek from such party the right to use, and to permit GRUNENTHAL to use, technology resulting from such collaboration and related patent rights for the development of compounds for the alleviation of PAIN. At the time that SYNAPTIC and any such third party begin negotiating an agreement covering such a collaboration, SYNAPTIC shall inform GRUNENTHAL and shall thereafter regularly consult with GRUNENTHAL regarding such negotiation as it relates to the foregoing. SYNAPTIC shall obtain the same rights and conditions as for itself also for GRUNENTHAL's use in the GRUNENTHAL TERRITORY or OTHER TERRITORIES for the alleviation of PAIN. Any costs associated with GRUNENTHAL's obtaining or exercising such right to use such technology shall be borne by GRUNENTHAL.

         2.6.7 The rights granted in Section 2.6.2, 2.6.3, 2.6.4, 2.6.5 shall be granted as long as such technology or PATENT RIGHTS exists and shall survive the termination or expiration of this Agreement regardless of the reason of termination or expiration provided however, that the respective party has complied with its payment obligation in connection with such rights. In case the respective party is in breach of such payment obligation Section 13.2 shall apply.


                                    Article 3
                      Management and Planning of Projects;
                       Reports and Exchange of Information

3.1      Steering Committee; Management Committee.

         3.1.1 Formation; Composition. A STEERING COMMITTEE shall be formed promptly following the EFFECTIVE DATE, but in no event later than 30 days thereafter. Each party shall be entitled to appoint three members of its staff to act as its representatives on the STEERING COMMITTEE. Each party may from time to time change its representation on the STEERING COMMITTEE, but shall notify the other party promptly in writing of any such change.

         3.1.2 Responsibilities. The STEERING COMMITTEE shall be responsible for the following:


                  (a) designating AVAILABLE TARGETS to the categories set forth in Section 2.2.1, designating which new PROJECTS shall be initiated, determining  the timing
                           for each PROJECT, deciding which AVAILABLE TARGET may become an EXCLUDED TARGET prior to the applicable time periods set forth in Section 2.2.1 and determining the minimum number of AVAILABLE TARGETS in category IV with respect to which each party is obliged to perform High Throughput Screening as contemplated in Section 2.2.2;

                  (b) devising, in collaboration with the RESEARCH COMMITTEE for each PROJECT, an initial research plan for the PROJECT setting forth the principal goals to be achieved during the RESEARCH STAGE of the PROJECT, the principal activities to be conducted during such STAGE, the relative priorities of the parties and the proposed timetables for achieving the goals and conducting the activities;

                  (c) establishing criteria regarding pharmacological profile, stability, pharmacokineticprofile, bioavailability, synthesis and safety profile which must be satisfied in order for a LEAD to become a CANDIDATE;

                  (d)      establishing   criteria   regarding   the   in   vivo
                           therapeutic profile which must be satisfied in order for a COMPOUND to be considered a LEAD;

                  (e) preparing such procedures and mechanisms as may be necessary for the STEERING COMMITTEE and each RESEARCH COMMITTEE to operate in a manner which will ensure the efficient conduct of each PROJECT hereunder;

                  (f) deciding to start Good Laboratory Practices four-week toxicology studies with respect to a LEAD, thereby rendering such LEAD a CANDIDATE;

                  (g) monitoring and directing the activities of each RESEARCH COMMITTEE;

                  (h) preparing, for review and approval by each party, a detailed schedule of activities proposed to be conducted during the EARLY DEVELOPMENT STAGE with respect to each CANDIDATE, as well as a proposed budget of costs associated with certain of such activities (such proposed budget to be prepared in accordance with Section 3.1.3 below); and

                 (i) monitoring and directing the activities conducted during the EARLY DEVELOPMENT STAGE with respect to each CANDIDATE and, if determined to be appropriate, proposing for consideration and approval by each party, revisions to any previously approved schedule of activities and/or budget. The STEERING COMMITTEE shall not, in any year, withhold its approval of any increases in a previously approved BUDGET proposed by one party so long as the aggregate of such increases is less than 50% of the entire BUDGET for such year. To the extent that the aggregate of proposed increases in any year exceed 50% of the entire BUDGET for such year, the STEERING COMMITTEE shall not unreasonably withhold its approval thereof.

                  (j) determining to commence PHASE III TRIALS, it being understood that such determiantion shall be made following the completion of phase II a clinical trials and no party shall block such determination.

         In   addition,   the   STEERING   COMMITTEE   shall   have  such  other
responsibilities as are set forth herein or contemplated hereby.


         3.1.3 Three Types of Studies; Preparation of Budget Covering Common Studies Only.

                 (a) It is contemplated by the parties that three types of studies may be conducted during the EARLY DEVELOPMENT STAGE with respect to a CANDIDATE: (i) those studies which both parties agree should be conducted as part of phase I and phase IIa clinical trials with respect to the CANDIDATE in order ultimately to satisfy both FDA and EMEA requirements (the,,COMMON STUDIES"); (ii) those studies which SYNAPTIC believes should be conducted as part of phase I and phase IIa clinical trials with respect to the CANDIDATE in order ultimately to satisfy FDA requirements but which GRUNENTHAL does not believe need to be conducted in order ultimately to satisy
                            EMEA requirements (the,,FDA STUDIES"); and (iii) those studies which GRUNENTHAL believes should be conducted as part of phase I and phase IIa clinical trials with respect to the CANDIDATE in order ultimately to satisfy EMEA requirements but which SYNAPTIC does not believe need to be conducted in order ultimately to satisfy FDA requirements (the,,EMEA STUDIES").

                  (b) The proposed budget of costs to be prepared by the STEERING COMMITTEE for the EARLY DEVELOPMENT STAGE with respect to a CANDIDATE pursuant to Section 3.1.2
                           (i) and (h) above shall include the total estimated cost of conducting the COMMON STUDIES only, as well as a detailed breakdown of the costs which the parties expect to incur in conducting the COMMON
                           STUDIES during the first 12 months of the EARLY DEVELOPMENT STAGE.

                  (c) Within 60 days prior to the end of each 12-month period during the EARLY DEVELOPMENT STAGE (or, if the 12-month period commences in January, then within 90 days prior to the end of such period), the STEERING COMMITTEE shall prepare a new detailed budget of costs expected to be incurred in conducting the COMMON STUDIES during the subsequent 12-month period and shall submit it to each party for its review and approval.

                  (d) The budget with respect to each CANDIDATE, as the same may be modified from time to time and approved by the parties as provided in this Section 3.1.3 or in Section 3.1.2 above, shall be referred to herein as the ,,BUDGET."

     3.1.4 Initial Meetings; Initial Research Plans. The STEERING COMMITTEE shall meet promptly following the EFFECTIVE DATE, but in no event later than 30 days thereafter (a) to devise, in collaboration with the RESEARCH COMMITTEE, the initial research plan for the ALPHA-2 PROJECT and (b) to review the available scientific data relating to the AVAILABLE TARGETS identified in Schedule I attached hereto, so as to categorize such TARGETS as contemplated by Section 2.2.1. The STEERING COMMITTEE shall also meet promptly following the determination by the parties to initiate each new PROJECT as contemplated by
                  Section 2.2 to devise, in collaboration with the RESEARCH COMMITTEE for such PROJECT, the initial research plan for the PROJECT. The initial research plan for each PROJECT shall be subject to review and approval by each party. Modifications to any initial research plan shall be made in accordance with
                  Section 3.6.

         3.1.5    Additional   Meetings;   Agendas  and  Minutes.  The  STEERING
                  COMMITTEE shall meet at least quarterly and shall prepare agendas and minutes for each of its meetings.

     3.1.6 Actions; Resolution of Issues by Management Committee. All actions taken and decisions made by the STEERING COMMITTEE shall be made in accordance with Section 3.4. Any issues which cannot be resolved by the STEERING COMMITTEE shall be referred to a MANAGEMENT COMMITTEE, comprising one individual from SYNAPTIC and one individual from GRUNENTHAL, for resolution. The members of the MANAGEMENT COMMITTEE are currently, from
                  SYNAPTIC: Kathleen P. Mullinix, Chairman, President and Chief Executive Officer; and from GRUNENTHAL: Dr. E.P. Paques. Each of SYNAPTIC and GRUNENTHAL may from time to time change its representation on the MANAGEMENT COMMITTEE, but shall notify the other party promptly in writing of any such change.

3.2      Research Committees.

          3.2.1 Formation; Composition. A RESEARCH COMMITTEE for the ALPHA-2 PROJECT shall be formed promptly following the EFFECTIVE DATE, but in no event later than 30 days thereafter. With respect to each additional PROJECT initiated by the parties as contemplated by Section 2.2, a RESEARCH COMMITTEE shall be formed promptly, but in no event later than 30 days following the determination by the parties to initiate such PROJECT. Each party shall be entitled to appoint three members of its staff to act as its representatives on each RESEARCH COMMITTEE. Each party may from time to time change its representation on the RESEARCH COMMITTEE(S), but shall notify the other party promptly of any such change.

                  Each  RESEARCH
                  COMMITTEE shall report to and operate under the overall direction of the STEERING COMMITTEE.

         3.2.2 Responsibilities. Each RESEARCH COMMITTEE shall be responsible for the following:

                  (a) monitoring and directing the activities of the scientists working on its PROJECT;

                  (b)      elaborating and coordinating action plans;

                  (c)      the economic use of capacities;

                  (d) the fulfillment of the research plan for such PROJECT; and

                  (e) approving COMPOUNDS which exhibit affinity for, and functional activity at, a TARGET which is the focus of a PROJECT for testing in in vivo models.

         In   addition,   each   RESEARCH   COMMITTEE   shall  have  such  other
responsibilities as are set forth herein or contemplated hereby.

         3.2.3    Initial   Meetings;   Initial  Research  Plans.  The  RESEARCH
                  COMMITTEE for the ALPHA-2 PROJECT shall meet promptly following the EFFECTIVE DATE, but in no event later than thirty days thereafter, to devise, in collaboration with the STEERING COMMITTEE, the initial research plan for the PROJECT. The RESEARCH COMMITTEE shall also meet promptly following the determination by the parties to initiate each new PROJECT as contemplated by Section 2.2 to devise, in collaboration with the STEERING COMMITTEE, the initial research plan for the PROJECT. Modifications to any such plan shall be made in accordance with Section 3.5.

         3.2.4    Additional  Meetings;   Agendas  and  Minutes.  Each  RESEARCH
                  COMMITTEE  shall  meet  at  least  quarterly.   Each  RESEARCH
                  COMMITTEE shall prepare agendas and minutes for each of its meetings.

         3.2.5 Actions. All actions taken and decisions made by the RESEARCH COMMITTEE shall be made in accordance with Section 3.4. Any issues which cannot be resolved by the RESEARCH COMMITTEE shall be referred to the STEERING COMMITTEE.


3.3      Evaluation Committee.

         3.3.1 Formation; Composition; An EVALUATION COMMITTEE shall be formed promptly following the EFFECTIVE DATE. Each party shall appoint one member of its staff to act as its representative. Each party may from time to time change its representation on the EVALUATION COMMITTEE, but shall notify the other party promptly of any such change. The
         EVALUATION COMMITTEE shall report to and operate under the overall direction of the STEERING COMMITTEE.

         3.3.2 Responsibilities; The EVALUATION COMMITTEE shall with respect to each AVAILABLE TARGET prior to the initiation of a PROJECT with such AVAILABLE TARGET as its focus, be responsible for the following:

         (a) monitoring and directing the activities of the scientists working on the evaluation of any AVAILABLE TARGET;

         (b)  elaborating and coordinating action plans;

         (c)  the economic use of capacities;

         (d) the fulfillment of the evaluation plan for each AVAILABLE TARGET;

         (e) selecting COMPOUNDS which exhibit affinity for, and/or functional activity at, an AVAILABLE TARGET for testing in in vivo models;

         (f) preparation of yearly reviews on the AVAILABLE TARGETS including recommendations to the STEERING COMMITTEE as to which AVAILABLE TARGET may become an EXCLUDED TARGET and

         (g) recommending to the STEERING COMMITTEE on a quaterly basis which AVAILABLE TARGETS, if any, should be switched from one category to another.

         In   addition   the   EVALUATION   COMMITTEE   shall  have  such  other
         responsibilities as are set forth herein or contemplated hereby.

3.4      Meetings.

         All actions and decisions by the MANAGEMENT COMMITTEE, the STEERING COMMITTEE each RESEARCH COMMITTEE and the EVALUATION COMMITTEE (together referred to as ,,COMMITTEE(S)") shall be taken or made only if (i) at least one member of the respective COMMITTEE of each party is present and acting on behalf of such party and (ii) only by unanimous agreement of all the COMMITTEE members present. However, it is envisaged by the parties that all of the members of a COMMITTEE shall be available at each meeting. The COMMITTEES may meet by telephone or in person, as determined by the respective members of such committees; provided, however, that at least two meetings of the RESEARCH COMMITTEE shall be held in person each year. Attendance at meetings shall be at the respective expenses of the participating parties. The parties shall alternate the right to determine the location of each meeting.

3.5      Personnel and Resources.

         Each party shall commit such personnel, facilities, expertise and other resources to each PROJECT as it may determine to be necessary to perform its obligations under the research plan for such PROJECT, as the same may be modified from time to time in accordance with the provisions of this Agreement.

3.6      Modification of Research Plan(s).

         The STEERING COMMITTEE will review the research plan for each ongoing PROJECT at least quarterly and may approve any proposed changes thereto which are not material in nature. Any material changes that the STEERING COMMITTEE determines to be appropriate in light of changing priorities of the PROJECT or experience gained in the course of the PROJECT shall be subject to review and approval by each party.

3.7      Conduct of Studies.

         All studies done in connection with the PROJECT(S) shall be carried out in strict compliance with all applicable laws, regulations and guidelines governing the conduct of research at the site where such studies are being conducted.


                                    Article 4
                             Early Stage of Projects

4.1      Research Stage.

         4.1.1    SYNAPTIC  Activities.   During  the  RESEARCH  STAGE  of  each
                  PROJECT, SYNAPTIC will conduct such of the following activities as the STEERING COMMITTEE determines to be appropriate:

                  (a) make its in vitro assay systems relating to the TARGET(S) of such PROJECT available for testing COMPOUNDS provided by GRUNENTHAL and/or SYNAPTIC as part of the PROJECT;

                  (b) profile and characterize such COMPOUNDS to the extent possible by the scope of its assay systems; and

                  (c) in conjunction with GRUNENTHAL attempt to generate LEADS.

         4.1.2    GRUNENTHAL  Activities.  During  the  RESEARCH  STAGE  of each
                  PROJECT, GRUNENTHAL will conduct such of the following activities as the STEERING COMMITTEE determines to be appropriate:

                  (a) make its in vitro assay systems relating to the TARGET(S) of such PROJECT available for testing COMPOUNDS provided by GRUNENTHAL and/or SYNAPTIC as part of the PROJECT;

                  (b) profile and characterize such COMPOUNDS to the extent possible by the scope of its assay systems;

                  (c) evaluate the profile (e.g., stability, side effects, etc.) of such COMPOUNDS in its in vivo assay systems in PAIN; and

                  (d)      generate LEADS.

         4.1.3 Responsibility for Costs. Each party shall be responsible for its own costs incurred in connection with a PROJECT during the RESEARCH STAGE of such PROJECT.


4.2      Early Development Stage.

         4.2.1    Coordination of Activities to be Conducted.

         (a) All activities to be conducted with respect to a CANDIDATE during the EARLY DEVELOPMENT STAGE shall be subject to monitoring and direction by the STEERING COMMITTEE. GRUNENTHAL shall be responsible for conducting all such activities, which may include (but shall not be limited to) the following:

                  (i) production of the necessary amount of Good Manufacturing Practices (,,GMP") and non-GMP material for safety pharmacological, toxicological and pharmacokinetic studies, COMMON STUDIES and EMEA STUDIES;

                  (ii)     optimization of the synthesis route in order to allow
                           further    clinical    development   and   commercial
                           production;

                  (iii)    development of suitable application forms;

                  (iv) conducting the necessary safety pharmacological, toxicological and pharmacokinetic studies, all according to the European guidelines, taking into account requirements of the FDA as far as possible in order to enable safety (i.v. and/or p.o.) trials to enter into dose finding efficacy studies; and

                  (v) conducting all phase I and phase IIa COMMON STUDIES, EMEA STUDIES and FDA STUDIES necessary for the commencement of PHASE III TRIALS (and activities relating thereto) .

         (b) In addition to the activities referred to in subparagraph (a) above, at SYNAPTIC's expense (as provided in Section 4.2.2 below), GRUNENTHAL will conduct at its discretion, in accordance with FDA requirements, FDA STUDIES and related activities requested by SYNAPTIC. Such activities may include
                  (but shall not be limited to) production of the necessary amount of GMP and non-GMP material necessary to conduct such FDA STUDIES.

         4.2.2 Responsibility for Costs. Subject to Section 4.2.3, each party shall be responsible for 50% of any costs incurred pursuant to the BUDGET for a PROJECT. GRUNENTHAL shall be responsible for 100% of any costs incurred in connection with conducting EMEA STUDIES and related activities. SYNAPTIC shall be responsible for 100% of any costs incurred in connection with conducting FDA STUDIES and related activities.

         4.2.3 Election to Cease Participation. In case one party (the ,,nonparticipating party") determines after the identification of a CANDIDATE by the STEERING COMMITTEE and prior to or during the EARLY DEVELOPMENT STAGE with respect to such CANDIDATE that it no longer desires to participate in the development of the CANDIDATE, it may elect, by providing written notice (the ,,nonparticipation notice") to the other party (the ,,participating party"), to terminate its participation, whereupon the following shall apply:

                  (a) The nonparticipating party shall cease to be obligated pursuant to Section 4.2.2 for any costs incurred in connection with the CANDIDATE following such notification;

                  (b) The participating party may continue its development activities with respect to such CANDIDATE, but shall inform the nonparticipating party of the progress of such activities in writing no less frequently than quarterly. Such activities may also be performed in the exclusive TERRITORIES of the nonparticipating party;

                  (c) Subject to the other provisions of this Section 4.2.3 and Section 4.2.4, the nonparticipating party shall cease to have any marketing or other rights with respect to such CANDIDATE, and the participating party shall be free to exploit the CANDIDATE in the TERRITORIES of the nonparticipating party; and

                  (d)      The    participating     party    shall    pay    the
                           nonparticipating party with respect of any PRODUCT comprising such CANDIDATE


                          (i) in the nonparticipating party's exclusive part of the TERRITORY a royalty of 4 % of the NET SALES or in the event the participating party licenses such product to a third party, 33,3 % of any compensation payable to the participating party by such third party whichever is higher (determined on a country-by-country basis) and/or

                          (ii) in the OTHER TERRITORIES a royalty of 2 % of the NET SALES or in the event the participating party licenses such product to a third party,
                                16,65 % of any compensation payable to the participating party by such third party whichever is higher (determined on a country-by-country basis). Section 5.1.2.5 shall apply mutatis mutandis.


         4.2.4 Election to Recommence Participation. If, during the course of the development of a CANDIDATE by the participating party, the nonparticipating party wants to join in again, this shall be possible against a reimbursement of 50% of the costs incurred by the participating party following its receipt of the nonparticipation notice, plus a surcharge on such costs determined in accordance with Schedule A, plus interest on such costs for the period from the date of the nonparticipation notice to the date of reentry at the discount rate, as long as the nonparticipating party's right of first refusal has not been activated pursuant to Section 4.2.5. Such right shall be deemed activated when the participating party provides the notification contemplated thereby to the nonparticipating party.

     4.2.5 Right of First Refusal. In the event the participating party negotiates an agreement with a third party pursuant to which such third party will license the CANDIDATE with respect to which the nonparticipating party ceded its rights pursuant to
                  Section 4.2.3, it shall notify the nonparticipating party of the principal terms of such agreement and provide it with a right of first refusal. The nonparticipating party shall have 90 days following such notification within which to provide notice to the participating party of its acceptance of such principal terms. In the event the nonparticipating party provides such notice of acceptance, the parties shall use their best efforts to conclude an agreement within 180 days thereafter. Should this right of first refusal not be exercised within the 90-day period or should an agreement not be concluded within the 180-day period, the participating party shall be free to license the CANDIDATE to the third party on substantially the same terms provided in the notification, subject to the payment to the nonparticipating party of

                  (i) in the nonparticipating party's exclusive part of the TERRITORY a royalty of 4 % of the NET SALES or in the event the participating party licenses such product to a third party, 33,3 % of any compensation payable to the participating party by such third party whichever is higher (determined on a country-by-country basis) and/or

                  (ii) in the OTHER TERRITORIES a royalty of 2 % of the NET SALES or in the event the participating party licenses such product to a third party, 16,65 % of any compensation payable to the participating party by such third party whichever is higher (determined on a country-by-country basis).

                  Section 5.1.2.5 shall apply mutatis mutandis.

         4.2.6 Access to Data Generated in Connection with Phase I, Phase IIa or Phase IIb Clinical Trials.

                  (a) All data generated pursuant to COMMON STUDIES conducted during the EARLY DEVELOPMENT STAGE or the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE and all information relating to manufacturing and formulation of such CANDIDATE and generated prior to the commencement of the ADVANCED DEVELOPMENT STAGE shall be provided to both parties in the available data format at no charge.

                 (b) All data generated pursuant to FDA STUDIES conducted during the EARLY DEVELOPMENT STAGE or the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE shall
                            (i) if reasonably necessary to ensure completeness of a registration package for such CANDIDATE in Europe and if not generated pursuant to FDA STUDIES, be provided to GRUNENTHAL at GRUNENTHAL's request in the available data format at no charge and (ii) if not reasonably necessary to ensure completeness of a registration package for such CANDIDATE in Europe and if generated pursuant to FDA STUDIES, be provided to GRUNENTHAL at GRUNENTHAL's request in the available data format against reimbursement of 50% of the costs of conducting such studies, plus a surcharge of 10%.

                (c) All data generated pursuant to EMEA STUDIES conducted during the EARLY DEVELOPMENT STAGE or the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE shall (i) if reasonably necessary to ensure completeness of a registration package for such CANDIDATE in the United States and if not generated pursuant to EMEA STUDIES, be provided to SYNAPTIC at SYNAPTIC's request in the available data format at no charge and (ii) if not reasonably necessary to ensure completeness of a registration package for such CANDIDATE in the United States or if generated pursuant to EMEA STUDIES, be provided to SYNAPTIC at SYNAPTIC's request in the available data format against reimbursement of 50% of the costs of conducting such studies, plus a surcharge of 10%.

                                    Article 5
                     Advanced Development Stage of Projects

5.1      Conduct of Activities During Advanced Development Stage.

         5.1.1 Activities directed towards pursuing Regulatory Approval; During the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE, GRUNENTHAL in the GRUNENTHAL TERRITORY and SYNAPTIC either independently or with a third party in the SYNAPTIC TERRITORY shall be responsible for diligently conducting activities, including PHASE III TRIALS, directed towards pursuing regulatory approval for a PRODUCT, comprising such CANDIDATE.

                  The parties shall use commercially reasonable efforts to achieve the approval for commencement of PHASE III TRIALS from the EMEA or the FDA respectively, and thereafter to commence such PHASE III TRIALS in Europe or the United States respectively.

                  In the event SYNAPTIC intends to seek a licensee for the above mentioned activities, it shall use commercially reasonable efforts to cause any such licensee to commence PHASE III
                  TRIALS - as contemplated above - as promptly as possible, recognizing that if any such licensee is going to undertake manufacturing of materials or if SYNAPTIC or its licensees commission a TOLL MANUFACTURER to manufacture such material for such PHASE III TRIALS, certain delays may occur as a result. Such delay shall not invoke the consequences of
                  Section 5.1.2, provided however, such delay is in no case longer than 12 months following the end of the two-year period referred to in Section 5.1.2.

                  GRUNENTHAL undertakes to support SYNAPTIC in its search for a TOLL MANUFACTURER or licensee.

         5.1.2 Timeframe; Consequences of Delay to Commence Phase III Clinical Trials. In the event one party (the ,,delayed party") has not commenced and pursued diligently PHASE III TRIALS in its TERRITORY with respect to a CANDIDATE as contemplated in
                  Section 5.1.1. within two years following the commencement of PHASE III TRIALS ("PHASE III COMMENCEMENT DATE") by the other party (the ,,timely party") in its TERRITORY with respect to such CANDIDATE as contemplated in Section 5.1.1. the following shall apply:

                  The delayed party shall lose its rights in its exclusive TERRITORY and the OTHER TERRITORIES for the respective PRODUCT, giving the timely party the option to receive worldwide exclusive rights for such PRODUCT against

                  5.1.2.1 reimbursement of the accumulated costs incurred by the delayed party with respect to such PRODUCT; and

                  5.1.2.2 a royalty of 6 % on the NET SALES of the PRODUCT in the exclusive TERRITORY of the delayed party; and

                  5.1.2.3 a royalty of 4 % on the NET SALES of the PRODUCT in the OTHER TERRITORIES.

                  5.1.2.4 In the event that the timely party licenses such PRODUCT to a third party, the delayed party shall receive the amount calculated pursuant to Section
                            5.1.2.1 and either

                            (i)    the amounts  calculated  according  to
                                   Section 5.1.2.2 and Section 5.1.2.3 above or

                            (ii) of any compensation which the timely party may become entitled to receive from the third party for such license, either 33,3 % if it concerns a license in the delayed party's exclusive part of the TERRITORY or 22,2 % if it concerns a license in the OTHER TERRITORIES whichever is higher (determined on a country-by-country basis).

                  5.1.2.5 In the event that the commercialization of such PRODUCT in the exclusive part of the TERRITORY of the delayed party or in the OTHER TERRITORY is dependent on intellectual property rights of another party, then 33,3 % of any compensation payable to such other party shall be borne by the delayed party and 66,7 % of such compensation shall be borne by the timely party.

                  The consequences set forth in this Section 5.1.2 shall not apply in either of the following cases:

                  (i) Within one year following the PHASE III COMMENCEMENT DATE, SYNAPTIC requests that GRUNENTHAL produce FDA conformed materials pursuant to Section 5.1.3.3, GRUNENTHAL notifies SYNAPTIC within 90 days after such request that it will produce such materials for SYNAPTIC, GRUNENTHAL fails to provide such materials to SYNAPTIC prior to the second anniversary of the PHASE III COMMENCEMENT DATE and, as a consequence, SYNAPTIC is unable to commence PHASE III TRIALS prior to such second anniversary; or

                  (ii) The delayed party fails to commence PHASE III TRIALS prior to the second anniversary of the PHASE III COMMENCEMENT DATE due to circumstances beyond its control, including, without limitation, acts or omissions of any governmental authority such as the FDA or the EMEA.

5.1.3 Production of FDA-Conformed Materials. In order to fulfill the obligations described in the preceding paragraphes of this Article , SYNAPTIC shall be required to produce FDA-conform material of any CANDIDATE in GMP-quality and in sufficient quantity necessary for diligently conducting PHASE III TRIALS in SYNAPTIC TERRITORY either

         5.1.3.1    independently; or

         5.1.3.2    with exclusive licensee, or

         5.1.3.3 with GRUNENTHAL. In the event that SYNAPTIC offers GRUNENTHAL to produce such material, GRUNENTHAL shall have an option - to be exercised within 90 days after receipt of notice to produce exclusively such material until the approval of such PRODUCT comprising such CANDIDATE in the United States. SYNAPTIC shall purchase from GRUNENTHAL such PRODUCT against reimbursement of cost of production plus 20 % surcharge. For the purpose of this Agreement, "cost of production" shall be calculated in accordance with standard accounting procedures.

                    In case GRUNENTHAL has exercised such option, GRUNENTHAL shall produce such FDA-material of any CANDIDATE in
                    GMP-quality  and in  sufficient  quantity  as  mentioned  in
                    Section 5.1.2 above, using all reasonable efforts to achieve the upscaling of the production from the existing level to production scale in reasonable time. 50 % of the cost of such upscaling shall be borne by SYNAPTIC, it being understood that such cost shall not include costs incurred in building a facility or other building improvements.

         5.1.3.4 In the event that GRUNENTHAL does not exercise such option and SYNAPTIC desires to seek a toll manufacturer to produce such materials, SYNAPTIC shall use best efforts to seek a toll manufacturing organization which is under the obligation

                    (i) to keep all nonpublic information relating to the manufacturing and formulation process strictly confidential for an unlimited period of time, and

                    (ii)    not to produce  the  product  for the benefit of any
                            person  or  entity  other  than   SYNAPTIC  and  its
                            licensees

                    defined herewith as ,,TOLL MANUFACTURER". SYNAPTIC shall use best efforts to seek - in cooperation with GRUNENTHAL - an agreement for any such TOLL MANUFACTURER not to produce the PRODUCT for any person or entity other than SYNAPTIC or its licensees until the expiration of the fifth anniversary of the expiration of the last blocking patent relating to the PRODUCT in the United States.

                    The parties agree that the time period between the notification pursuant to Section 5.1.3.3 and GRUNENTHAL's decision whether to exercise such option or not shall be added to the period refered to in Section 5.1.2.

         5.1.4 Geographic Limitation on Conduct of Activities. Neither party shall conduct any activities with respect to a CANDIDATE outside its exclusive TERRITORY without the prior consent of the other party.

5.2 Responsibility for Costs. Each party shall be responsible for its own costs incurred during the ADVANCED DEVELOPMENT STAGE with respect to any CANDIDATE. The parties recognize the possibility that the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE shall commence following completion of phase IIa clinical trials but before commencement or completion of phase II clinical trials. As a consequence, phase II clinical trials with respect to a CANDIDATE could occur during or after the ADVANCED DEVELOPMENT STAGE with respect to the CANDIDATE. Notwithstanding the first sentence of this Section 5.2, costs incurred in connection with any phase II clinical trials shall be borne by the parties in accordance with Section 4.2.2 above.

5.3 Access to Data Generated in Connection with Phase III Clinical Studies. Each party shall keep the other party reasonably apprised of the results of any PHASE III TRIALS and any other activities conducted by or on behalf of such party without the participation of the other party during the ADVANCED DEVELOPMENT STAGE with respect to a CANDIDATE. All data generated pursuant to such studies shall be provided to the other party at the other party's request in the available data format against reimbursement of 50% of the costs of conducting such studies, plus a surcharge of 10%; provided, however, that clinical safety data shall be provided to the other party in the available data format free of charge.

5.4 Information on Status of Phase III Trials. The parties shall keep each other informed on the status of their preparation and conduct of PHASE III TRIALS on a half-yearly basis, starting six months after the commencement of the ADVANCED DEVELOPMENT STAGE.

                                    Article 6
            Post-Advanced Development Stage Production and Marketing

6.1      SYNAPTIC Territory.

         SYNAPTIC will have exclusive rights for production - if not transferred to GRUNENTHAL according to Section 5.1.3 - and marketing in the SYNAPTIC TERRITORY.

6.2      GRUNENTHAL Territory.

         GRUNENTHAL will have exclusive rights for production and marketing in the GRUNENTHAL TERRITORY.

6.3      Sublicensing Rights in Exclusive Territories.

         Each party shall have the right to license to third parties its rights with respect to the production and marketing of PRODUCTS in any country within its exclusive TERRITORY.

6.4      Other Territories.

         With respect to each country within the OTHER TERRITORIES both parties shall cooperate as closely as possible in seeking regulatory approvals for CANDIDATES but each party shall have an independent right to produce and market PRODUCTS without obligation, financial or otherwise, to the other party; provided, however, that prior to the filing by one party of regulatory approval to market a PRODUCT in each such country, the parties shall discuss the possibility of entering such country together, rather than proceeding independently; provided further, however, that neither party shall market any PRODUCT in any such country under more than one trademark or sublicense its marketing rights to more than one party without the prior written consent of the other party. In case of sublicense in any country within the OTHER TERRITORIES the respective licensor shall be excluded from marketing such PRODUCT in such country.

         With respect to Japan - due to the peculiarities of the process of regulatory approval in Japan the following shall apply: As soon as one party starts seeking regulatory approval for a CANDIDATE, it shall promptly inform the other party in order to allow the other party within 90 days from such notice to establish a relationship with a Japanese Clinical Research Organization which in close cooperation with the first party will conduct all activities for a second regulatory approval for such CANDIDATE. Such second regulatory approval shall be transferred to the licensee of the second party. If the other party has not established such a relationship the one party shall be entitled to proceed with its activities.

6.5      Coordination of Marketing Strategy.

         Each party will, to the extent reasonably practicable, take into account the marketing strategy of the other party in formulating its own marketing strategy.

6.6      Exchange of Information.

         Each party shall provide to the other party, free of charge, all safety data generated with respect to a CANDIDATE following the ADVANCED DEVELOPMENT STAGE. In addition, each party shall keep the other party reasonably apprised of any other data generated in connection with the further development of an approved CANDIDATE as far as these data may be relevant for registration purposes in the other party's TERRITORIES. Such additional data shall be provided to the other party at the other party's request in the available data format against reimbursement of 50% of the costs incurred in generating such data, plus a surcharge of 10%.


                                    Article 7
                                Patent Protection

7.1      Patent Rights.

     7.1.1 Inventions by Either Party. Each party shall own BACKGROUND TECHNOLOGY and PROJECT TECHNOLOGY, including inventions, made solely by its employees. The party which owns an invention shall promptly inform the other party about the invention and shall have the right to file a patent application covering such invention. All expenses relating to the preparation, filing, prosecution, extension and maintenance of such application and any patent granted thereon shall be borne by such party. In the event that such party determines (a) not to file a patent application for such an invention in the TERRITORIES, (b) not to continue prosecution or maintenance thereof in the TERRITORIES or (c) not to extend any patent granted thereon in the TERRITORIES, it shall promptly notify the other party and the other party shall be given the opportunity to seek and pursue patent protection on such invention in such territory at its own expense. In the event the other party pursues such patent protection, ownership of the PATENT RIGHTS for such invention in such territories shall be assigned to such other party.

     7.1.2 Joint Inventions. An invention made jointly by employees of SYNAPTIC and employees of GRUNENTHAL shall be owned jointly by SYNAPTIC and GRUNENTHAL. In such case, the preparation of the priority patent application shall be carried out by counsel mutually agreeable to the parties, with the expenses incurred in connection with such preparation being shared by the parties on a 50:50 basis. Each of SYNAPTIC and GRUNENTHAL, respectively, shall be responsible for selecting counsel to file, prosecute and ensure maintenance of such patent applications under its name in its exclusive TERRITORIES and for the costs associated therewith. The parties shall jointly select counsel to file, prosecute and ensure maintenance of such patent applications in their names in the OTHER
                  TERRITORIES and shall share on a 50:50 basis the costs associated therewith. In the event a party decides not to file a patent application or to maintain the PATENT RIGHTS in any OTHER TERRITORIES, the other party shall have the right to file a patent application or to maintain the PATENT RIGHTS under its name in such territory at its own expense.

         7.1.3 Assistance. If so requested by the party pursuing patent protection in accordance with the foregoing provisions of this
                  Section 7.1, the other party shall provide the necessary declarations and reasonable assistance to such party in order to obtain the patent protection for any invention.



7.2 Availability of License to Other Party's Inventions Made during or after Advanced Development Stage and Related Patent Rights.

         Each process, formulation or new use invention relating to a CANDIDATE made by one party during or after the ADVANCED DEVELOPMENT STAGE with respect to such CANDIDATE, and PATENT RIGHTS relating thereto in the other party's exclusive TERRITORIES and in the OTHER TERRITORIES, shall be made available for license to such other party against payment of a royalty on the NET SALES of the PRODUCT comprising such CANDIDATE in such TERRITORIES, such royalty to be determined in accordance with the formula set forth in Schedule B.

                                    Article 8
       License Grants; Restrictions on Use of Technology and Patent Rights

8.1      License Relating to Products.

         8.1.1    Grant by  SYNAPTIC.  Subject to any  limitations  set forth in
                  Section 8.1.3, SYNAPTIC grants to GRUNENTHAL an exclusive license to use SYNAPTIC PROJECT TECHNOLOGY and SYNAPTIC BACKGROUND TECHNOLOGY, and PATENT RIGHTS relating thereto, in GRUNENTHAL TERRITORY and the OTHER TERRITORIES for the sole purpose of carrying out PROJECTS initiated pursuant to this Agreement and discovering, developing, manufacturing, having manufactured, using and selling PRODUCTS resulting from such PROJECTS.

         8.1.2 Grant by GRUNENTHAL. GRUNENTHAL grants to SYNAPTIC an exclusive license to use the GRUNENTHAL PROJECT TECHNOLOGY and GRUNENTHAL BACKGROUND TECHNOLOGY, and PATENT RIGHTS relating thereto, in SYNAPTIC TERRITORY and the OTHER TERRITORIES for the sole purpose of carrying out PROJECTS initiated pursuant to this Agreement and discovering, developing, manufacturing, having manufactured, using and selling PRODUCTS resulting from such PROJECTS.


         8.1.3 Limitations on License Grant of Section 8.1.1.

     (a) With respect to the alpha 2 adrenergic receptors, SYNAPTIC has granted to The DuPont Merck Pharmaceutical Company (,,DUPONT MERCK") a nonexclusive license. As a consequence, the license grant to GRUNENTHAL pursuant to Section 8.1.1 to use BACKGROUND TECHNOLOGY relating to such receptors shall be nonexclusive for so long as DUPONT MERCK continues to have such license. The DUPONT MERCK license will expire on February 5, 1998, unless
               DUPONT MERCK notifies SYNAPTIC prior to such date that it has decided to undertake optimization and development efforts with respect to a compound screened against such receptors. As of the EFFECTIVE DATE, SYNAPTIC had not received any such notification from DUPONT MERCK and shall notify GRUNENTHAL in the event it receives any such notification.

     (b) Certain of SYNAPTIC's PATENT RIGHTS relating to alpha-2 agonists overlap with patent rights of Procter & Gamble. As a consequence, GRUNENTHAL's license with respect to such alpha-2 agonists cannot be defined at the present time. In the event SYNAPTIC negotiates with Procter & Gamble to license such PATENT RIGHT to Procter & Gamble, it shall use all reasonable efforts to seek from Procter & Gamble the rights to develop and rights to permit

               GRUNENTHAL to
               develop such alpha-2 agonists for the alleviation of PAIN. SYNAPTIC shall obtain the same rights and conditions with respect to development of such compounds for the alleviation of PAIN as for itself also for GRUNENTHAL's use in the GRUNENTHAL TERRITORY or OTHER TERRITORIES for the allevation of PAIN. Any costs associated with GRUNENTHAL's obtaining or exercising such rights shall be borne by GRUNENTHAL.

8.2      Sublicense Relating to Products.

         Each party shall have the right to grant sublicenses of the rights granted to it under Section 8.1 with respect to each PRODUCT commencing at any time after the beginning of the ADVANCED DEVELOPMENT STAGE with respect to the CANDIDATE comprised by such PRODUCT provided, however, that in any country of the TERRITORIES a party is only using one of such rights either for itself or for its sublicensee. If any party grants any such sublicense, it shall promptly provide written notification thereof to the other party.

8.3 The rights granted in Section 8.1.1, 8.1.2 and 8.2 shall be granted as long as such technology or PATENT RIGHTS exists and shall survive the termination or expiration of this Agreement regardless of the reason of termination or expiration provided however, that the respective party has complied with its payment obligation in connection with the rights. In case the respective party is in breach of any such payment obligation Section 13.2 shall apply.


                                    Article 9
                     Reimbursement or Other Payment of Costs

9.1 Calculation of Costs. For all purposes of this Agreement, ,,costs" shall be calculated in accordance with the applicable party's standard method for computing costs, applied in a manner consistent with all other activities carried out by such party.

9.2 Reimbursement of Ongoing Costs. (a) Costs incurred pursuant to the BUDGET for a PROJECT during the EARLY DEVELOPMENT STAGE with respect to a CANDIDATE shall in the first instance be paid by GRUNENTHAL. At the end of the first six months of each 12-month period for which detailed costs are provided in any such BUDGET, SYNAPTIC shall pay GRUNENTHAL 25% of the total amount of such detailed costs. Within 60 days after the end of each such 12-month period, GRUNENTHAL will provide to SYNAPTIC an invoice for 50% of the total costs incurred by it during such year pursuant to the BUDGET, net of the amount previously paid by SYNAPTIC in respect of such BUDGET during such year, together with a detailed accounting of all of such costs. Within 30 days after its receipt of the invoice, SYNAPTIC shall pay GRUNENTHAL the balance due GRUNENTHAL. In no event, however, shall SYNAPTIC be required with respect to any year to pay GRUNENTHAL more than 50% of the total amount of the detailed costs for such year reflected in the BUDGET unless
         SYNAPTIC shall have approved modifications thereto.

         (b) If, prior to any date as of which SYNAPTIC is required to reimburse GRUNENTHAL for costs incurred with respect to a CANDIDATE pursuant to
         Section 9.2 (a), SYNAPTIC provides written notification to GRUNENTHAL that it is in good faith actively attempting to identify a third party to which to license its production and marketing rights with respect to such CANDIDATE, then SYNAPTIC's reimbursement obligations with respect to costs associated with such CANDIDATE shall be suspended for the period from the date of such notification until the earlier of (i) the 30th day following the consummation by SYNAPTIC of a licensing arrangement with a third party or (ii) the first anniversary of such notice.

9.3 Payment of Royalties. Any royalties that may be payable hereunder shall be paid within sixty days after the close of each calendar quarter. With each such quarterly payment, the paying party shall furnish the other party with a royalty statement, setting forth on a country-by-country basis the total number of units of each Product made, used and/or sold during the calendar quarter with respect to which the royalty payment is being made.

9.4 Other Reimbursements and Payments. Any other reimbursements or payments which one party is required to make to the other party shall be made within 60 days following receipt by the paying party of an invoice therefor.


                                   Article 10
                         Records and Reports, Inspection

10.1     Maintenance of Records; Provision of Reports.

         The parties agree to keep accurate records of each PROJECT. Each party shall also keep, and shall require its permitted sublicensees to keep, accurate books and accounts of record in connection with the manufacture, use and/or sale by or for it of any PRODUCTS with respect to which royalties may be payable hereunder in sufficient detail to permit accurate determination of all figures necessary for verification of royalty obligations.

10.2     Inspection of Records.

         Each party agrees to allow an independent chartered accountant designated by the other party and reasonably acceptable to such party
         (a) to examine such party's records of each PROJECT in order to verify the fulfillment of such party's obligations under this Agreement and
         (b) to examine such party's records for the purpose of verifying royalty statements. Such examinations shall not be conducted more frequently than once a year.

         The chartered accountant shall be obliged to keep his findings in strict confidence and shall inform its client only about whether the obligations of the other party have been met and whether the royalty amounts have been verified.

         Only in case the chartered accountant finds reasonable proof of the fact that obligations of this Agreement have not been adhered to or that royalty payments made were less than amounts properly due shall he provide further information.

         The costs of such chartered accountant shall be borne by his client unless the accountant establishes a violation of an obligation under this Agreement or an underpayment of royalties, in which case the costs shall be borne by the other party.


                                   Article 11
                                 Confidentiality
11.1     Obligations.

         Each of SYNAPTIC and GRUNENTHAL shall use its best efforts to retain in confidence and not use, except as provided in this Agreement, all information received from the other party pursuant to or in connection with this Agreement. All third parties involved, licensees, sublicensees or TOLL MANUFACTURER shall be bound accordingly and each party shall be responsible for the conduct of such parties. Such information may, however, be disclosed in order to allow either party to defend against litigation with a third party (subject, where possible, to adequate safeguards for confidentiality), in connection with either party's filing and prosecution of patent applications and in order to enable either party to comply with laws and governmental regulations.

11.2     Waiver of Confidentiality Obligation.

         The obligation of confidentiality set forth in Section 11.1 shall be deemed waived as to information which (a) is in the public domain, (b) comes into the public domain through no fault of the party claiming waiver, (c) the party claiming waiver can show by written records was known by it prior to disclosure hereunder, (d) is disclosed to the party claiming waiver without obligation of confidentiality by a third party having a legal right to make such disclosure or (e) is required to be disclosed by law.

11.3     Disclosure of Agreement.

         Except as required by law, neither party shall release to any third person or publish in any way any non-public information relating to the terms of this Agreement or to any PROJECT, without the prior written consent of the other party, which consent shall not be unreasonably withheld.

11.4     Publicity.

         The text of any press release relating to this Agreement or the transactions contemplated hereby shall be reviewed in advance by both parties and may not, except as required by law, be published without the prior written approval of both parties.



11.5     Scientific Publications.

         Neither party shall make any scientific publication concerning the results of its studies carried out under this Agreement without the prior approval of the other party. Each party shall provide the other party with the opportunity to review any proposed manuscripts or abstracts which relate to any PROJECT at least 30 days prior to their intended submission to any scientific publisher and shall not submit any such manuscript or abstract without the written authorization of the reviewing party, which shall not be unreasonably withheld.


                                   Article 12
                             Termination of Projects

12.1     Termination of Projects by Mutual Agreement.

         The parties may at any time, by mutual agreement, terminate any PROJECT. The rights and obligations of the parties with respect to the subject matter of such PROJECT shall be set forth in a separate written agreement at the time of such termination, and shall supercede in their entirety the rights and obligations of the parties with respect to such subject matter set forth in this Agreement.


12.2     Termination of Projects Due to Impasse at the Management Committee
           Level.

         In the event that pursuant to Section 3.1.6 the MANAGEMENT COMMITTEE is presented with, but is unable within 180 days after such presentation to resolve, an issue relating to the direction or conduct of a PROJECT, such PROJECT shall automatically terminate. Upon any such termination, neither party shall, at any time during the five year period thereafter, undertake any further research or development activities focused on the identification of any compound the primary mechanism of action which involves any TARGET that was the focus of such PROJECT for the alleviation of PAIN.

12.3     Termination of Project during the Research Stage.

         In case one party (the ,,nonparticipating party") determines during the RESEARCH STAGE of a PROJECT that it no longer desires to participate in such PROJECT, it may elect, by providing written notice (the ,,nonparticipation notice") to the other party (the ,,participating party"), to terminate its participation in the PROJECT, whereupon
         such PROJECT  shall  immediately  terminate.   In  the  event  of  any
         such termination, the following shall apply:

                  (a) The nonparticipating party shall cease to be obligated to conduct any activities contemplated by either Section 5.1 or the research plan for such
                           PROJECT to be conducted by it following such notification;

                  (b) The participating party may continue its activities with respect to the PROJECT and shall continue to have  the  right  to use (i) any  TARGET  that is the
                           focus of such PROJECT, (ii) COMPOUND, (iii) BACKGROUND TECHNOLOGY and/or (iv) PROJECT TECHNOLOGY in connection therewith. Such activities may be performed in any TERRITORY, including any TERRITORY of the nonparticipating party;

                  (c) The nonparticipating party shall cease to have the right to use any TARGET that is the focus of such PROJECT, any COMPOUND the mechanism of action of which involves such TARGET and the related BACKGROUND TECHNOLOGY and PROJECT TECHNOLOGY for the purpose of identifying and developing COMPOUNDS for alleviating PAIN in humans; and

                  (d) The participating party shall have no liability or other obligation, financial or otherwise, to the nonparticipating party in respect of any PRODUCT resulting from such PROJECT.



                                   Article 13
                        Term and Termination of Agreement

13.1     Term.

         This Agreement enters into force as of the EFFECTIVE DATE and continues in full force for a period of five years thereafter, unless terminated earlier pursuant to the other provisions of this Article 13. Thereafter, it shall be automatically renewed every two years for an additional period of two years, unless one party gives the other party written notice at least 6 months prior to the expiration of the original five-year period or the next subsequent two-year period of its desire not to renew, in which case this Agreement shall terminate effective upon the expiration of such period.

13.2     Termination for Breach.

         If either party shall be in material default of any of its obligations under this Agreement and shall fail to remedy such default within 90 days after written notice thereof specifying the nature of such default, then, notwithstanding anything to the contrary contained in this Agreement, the party not in default shall have the option of terminating this Agreement by giving written notice of termination to the party in default, which option, if it is to be exercised, must be exercised within 60 days following the expiration of the 90 days allowed to correct the default.

13.3     Termination due to change of control.

         13.3.1 GRUNENTHAL may terminate this Agreement upon 180 days' written notice in case any single person or entity (or group of affiliated entities) becomes the owner directly or indirectly of more than 50 % of shares of SYNAPTIC or acquires otherwise comparable dominating influence on SYNAPTIC and GRUNENTHAL has reasons to believe that the change has a negative impact on the cooperation. The aforementioned right to terminate shall not apply,

                  (i) in case Dr. Mullinix becomes 50 % owner of the shares of SYNAPTIC or obtains otherwise comparable dominating influence, or

                  (ii) in case of an acquisition by an affiliate of SYNAPTIC in which SYNAPTIC owns more than 50 % of shares or

                  (iii) in case a financial institution is acquiring such shares or dominating influence.

         13.3.2 SYNAPTIC may terminate this Agreement upon 180 days' written notice in case a third party becomes owner of directly or indirectly more than 50 % of shares of GRUNENTHAL or acquires otherwise comparable dominating influence on GRUNENTHAL and SYNAPTIC has reasons to believe that the change has a negative impact on the cooperation.The Wirtz-family or companies belonging or controlled by members of the Wirtz-family shall not be considered as third parties.


                                   Article 14
                Effect of Termination or Expiration of Agreement

14.1 Termination or expiration of this Agreement shall not affect the rights and obligations of the parties under provisions which by their meaning or intent have an effect beyond the duration of this Agreement. Such provisions shall, except to the extent expressly limited by their terms, survive any such termination or expiration. In addition, the liabilities of the parties for any breach of this Agreement shall survive expiration or termination hereof. Without in any way limiting the foregoing, but subject to Section 14.2, PROJECTS and drug development activities relating to CANDIDATES resulting from PROJECTS shall not be affected by any termination of this Agreement pursuant to
         Article 13 and any provisions of this Agreement relating thereto shall survive any such termination.

14.2 The parties are aware that termination or expiration of this Agreement has an impact on the development of PROJECTS and needs special considerations. The parties therefore agree in clarification of Section
         14.1 above on the following:

         14.2.1   Termination  during  Research  Stage pursuant to Section 13.1,
                  13.2 and 13.3. At least 90 days prior to termination of this Agreement, with regard to any PROJECT which has not at such time progressed beyond the RESEARCH STAGE, the parties shall discuss in good faith whether or not to continue jointly such PROJECT. If the parties cannot agree in such discussions to continue such PROJECT jointly within the above mentioned 90 days, such PROJECT shall terminate and then

                  14.2.1.1 each party shall be entitled to continue on its own to attempt to identify and develop compounds whose mechanism of action is the TARGET of such PROJECT for the alleviation of PAIN and to use in connection therewith any BACKGROUND TECHNOLOGY, PROJECT TECHNOLOGY and PATENT RIGHTS of the other party which exist at the time of termination,

                  14.2.1.2 neither party shall have any obligation to provide any additional data or other information relating to such TARGET or its continuing efforts to identify and develop such compounds to the other party and

                  14.2.1.3 neither party shall have any financial obligation to the other party with respect to any product which may result from its efforts or with respect to its use of any technology, rights or other data or information referred to in this Section 14.2.1.

         14.2.2   Termination during Early Development Stage pursuant to Section
                  13.1 or Section 13.3. Upon  termination due to Section 13.1 or
                  Section 13.3 of this Agreement with regard to any PROJECT which has progressed at such time to the EARLY DEVELOPMENT STAGE the parties shall continue the development of the CANDIDATE resulting from such PROJECT until the end of phase II a clinical trials. Thereafter Article 5 and all other applicable provision of this Agreement shall apply. With respect to any such PROJECT Section 12.2 shall survive if the termination is pursuant to Section 13.1 but shall not survive if the termination is pursuant to Section 13.3.

         14.2.3   Termination during Early Development Stage pursuant to
                    Section 13.2

                  Upon termination of this Agreement pursuant to Section 13.2 with regard to any PROJECT which has progressed at such time to the EARLY DEVELOPMENT STAGE each party shall be entitled to continue to develop and to market on its own and any product resulting therefrom in its exclusive TERRITORY and in the OTHER TERRITORIES. The parties shall not be obliged to further collaborate during this EARLY DEVELOPMENT STAGE or at any time thereafter.

                  Thereafter each party shall be entitled to continue on its own and all other applicable provisions of this Agreement shall apply and the party shall be entitled to use in connection therewith any BACKGROUND TECHNOLOGY, PROJECT TECHNOLOGY and PATENT RIGHTS of the other party which exists at the time of termination. The right to terminate this Agreement pursuant to
                  Section 13.2 shall not prevent the terminating party to claim further damage. With respect to any such PROJECT Section 12.2 shall not survive.




                                   Article 15
                          Governing Law and Arbitration

15.1     Governing Law.

         This Agreement shall be exclusively governed by the laws of Switzerland (without regard to principles of conflicts of laws).

15.2     Arbitration.

         Any controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the Rules of the International Chamber of Commerce (ICC). The arbitration hearings shall be held in Zurich, Switzerland, in English language.


                                   Article 16
                              Concluding Provisions

16.1     No Agency.

         It is understood and agreed that SYNAPTIC and GRUNENTHAL shall each have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorization for either party to act as agent for the other party.

16.2     Notices.

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by first class certified or registered mail, postage prepaid, or by express courier services, addressed to the party to be notified at its address shown below or such other address as may have been furnished in writing to the notifying party.

                  If to SYNAPTIC:

                           Synaptic Pharmaceutical Corporation
                           215 College Road
                            Paramus, New Jersey 07652
                           Attention:       Kathleen P. Mullinix
                           Chairman, President and CEO




                  If to GRUNENTHAL:

                           Grunenthal GmbH
                           Zieglerstr. 6
                           52078 Aachen
                           Federal Republic of Germany
                           Attention:       Dr. Eric Paques, Geschaftsfuhrung

         Any notice hereunder shall be deemed given as of the actual date of receipt by SYNAPTIC or GRUNENTHAL.


16.3     Force Majeure.

         No failure or omission by either party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall have arisen from any cause or causes beyond the control of the party, including, without limitation, any of the following: an act of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; a fire; a storm; a flood; an earthquake; an accident; a war; a rebellion; an insurrection; a riot; an invasion; a strike; and a lockout, provided, in each case, that such failure or omission is cured as soon as is practicable following the occurrence of such event.


16.4     Amendment; Waiver.

         This Agreement may not be amended, supplemented or otherwise modified, except by a written instrument signed by both parties. Any obligation of either party may be waived by a written instrument signed by the other party. Any delay or omission on the part of any party in the exercise of its rights hereunder will not impair such rights, nor will it constitute a renunciation or waiver of such rights. The waiver by either party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach thereof.

16.5     Indemnification.

         Each party (the ,,indemnifying party") shall indemnify the other party for, and defend and hold such other party harmless from and against, any and all losses, claims, liabilities, costs and expenses whatsoever (including reasonable attorneys' fees) that may be imposed upon or asserted against such other party as a result of a wilful or negligent conduct of the indemnifying party in testing, making, using or selling any PRODUCT or CANDIDATE which not reasonably could have been detected by such other party.


16.6     Assignment.

         This Agreement shall not be assigned wholly or in part to third parties or to the legal successor by either party without the prior written consent of the other party; provided, however, that, subject to the other party's right to terminate pursuant to Section 13.3, either party may assign this Agreement in connection with the sale of its business without the consent of the other party.


16.7     No Strict Construction.

         This Agreement has been prepared jointly and shall not be strictly construed against either party.


16.8     Counterparts.

         This Agreement may be executed in one or two counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.


16.9     Entire Agreement.

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and arrangements, whether oral or written, of the parties with respect thereto.


16.10    Headings.

         The headings of the sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such headings.

16.11    Severability.

         In the event that any provision of this Agreement is or becomes ineffective, the validity of the remaining provisions shall thereby not be affected. In place of the ineffective provision the parties shall find a provision being the nearest legally possible approach to that which the parties have decided in consideration of the spirit and object of this Agreement.


Date:  January 12, 1998            Date:  January 12, 1998

       GRUNENTHAL GMBH                    SYNAPTIC PHARMACEUTICAL CORPORATION

       /s/ Michael Wirtz
       /s/ Franz Wirtz                    /s/ Kathleen P. Mullinix

                                                                    Schedule A

                       Surcharge Pursuant to Section 4.2.4


                                                         Surcharge

If nonparticipation notice
         provided prior to phase I Completion                10%

If nonparticipation notice
         provided Post-phase I Completion                    20%

                                                                    Schedule B

                 Royalties for Licenses to Certain Patent Rights


 Applicable Royalty

Payable only with respect to NET SALES in the years during which the market exclusivity has been extended if the PATENT RIGHTS relate to:



               Process                                                      2 %

               Formulation                                                  3 %

               New Use                                                      3 %


The maximum cummulative percentage on two or more of the above items shall be 4%.

                                                        Schedule I

                                Available Targets


1.    Neuropeptide Y2 receptor
2.    Neuropeptide Y4 receptor
3.    Glycine transporter
4.    GAT-2 transporter
5.    GAT-3 transporter
6.    Taurine transporter
7.    Betaine transporter
8.    5HT-4 receptor
9.    Orphan transporter
10.   Hp 15a (orphan receptor)
11.   HL-18a (orphan receptor)
12.   FB41a (orphan receptor)

                                                        Schedule II

                          Tissues Known to be Involved
                      in Transmission or Inhibition of Pain




                            Dorsal Root Ganglia (DRG)

                            Spinal Cord especially Dorsal-Horns

                            Thalamus

                            Periaqueductal Gray Matter (PAG)

                            Medulla especially Nucleus Raphe Magnus (NRM)

                            Locus coerulus

                               Trigeminal Ganglion

                            Sp 5 (Spinal trigeminal ganglion)

                                                        Schedule III




                                Alpha 2 Compounds
                            and Alpha 2 Patent Rights


[**]

[** CONFIDENTIAL TREATMENT REQUESTED]